As filed with the Securities and Exchange Commission on February 28, 2025
Registration No. 333-274440

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post-Effective Amendment No. 2
TO FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-2116508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1351 Holiday Square Blvd.
Covington, Louisiana 70433
(985) 335-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rebecca S. Clary
Chief Financial Officer
1351 Holiday Square Blvd.
Covington, Louisiana 70433
(985) 335-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexandra C. Layfield Thomas D. Kimball Jones Walker LLP 201 St. Charles Avenue, Suite 5100 New Orleans, Louisiana 70170 (504) 582-8000	L. Barbee Ponder IV General Counsel and Vice President Regulatory Affairs Globalstar, Inc. 1351 Holiday Square Blvd. Covington, Louisiana 70433

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (File No. 333-274440) filed originally by Globalstar, Inc. (the “Registrant”) on September 8, 2023 with the U.S. Securities and Exchange Commission (the “Commission”), which was declared effective on September 18, 2023, and subsequently amended by the Post-Effective Amendment No. 1 to Form S-1 on Form S-3, filed by the Registrant on April 12, 2024 with the Commission, which was declared effective on April 25, 2024 (the “Registration Statement”), registering for resale by the selling stockholders identified in the Registration Statement of 37,457,207 shares of the Registrant’s common stock, par value $0.0001 per share.
This Post-Effective Amendment is being filed to deregister any and all securities registered but unsold as of the date hereof under the Registration Statement. The Registrant has determined that it has obtained well-known seasoned issuer status subsequent to filing the Registration Statement and is now eligible to register its securities under a new registration statement on Form S-3ASR. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, State of Louisiana, on February 28, 2025.

GLOBALSTAR, INC.

By:	/s/ Rebecca S. Clary
Rebecca S. Clary
Chief Financial Officer
Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.
S-1